UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material under Rule 14a-12

MEDICIS PHARMACEUTICAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following Q&A was made available to employees of Medicis Pharmaceutical Corporation on November 1, 2012:

Thank you for your question submissions. Please find answers to the first round of questions below. To date, we have received over 75 unique questions, and we continue working on the responses. We appreciate your patience as there are still many questions for which we don’t yet have answers. We encourage you to continue to submit questions, and we will work to provide answers as soon as we are able to do so.

FAQs

1.	What does Valeant’s acquisition mean for employees of Medicis? How will we be impacted?

•	This acquisition combines two highly complementary product portfolios and will allow us to accelerate our efforts to drive sales, retain best-in-class sales forces, and serve the patients and consumers who use our products and the physicians who recommend, administer, and prescribe them.

•	Valeant has announced that the combined company’s commercial dermatology operations will be located in Scottsdale and will operate under the Medicis name, as a division of Valeant.

•	It is too soon to know how the proposed acquisition will impact individual employees. As more details become available, we will provide updates.

2.	Can I begin collaborating with Valeant counterparts? No. We must continue to operate as separate and independent organizations until the transaction is closed. There will be certain exceptions for those involved in integration planning, but there should be no collaboration with anyone at Valeant for any other purpose.

3.	What should we be telling customers?

•	You should assure our customers that this transaction represents a highly attractive proposition for them, which will give them access to a broader portfolio of dermatology and aesthetics products, and that you will not miss a beat in delivering on your commitments as we begin working on integration planning for the two organizations.

•	Please remind them that we are continuing to operate as separate, independent companies until the transaction is closed and they should continue to conduct business as usual with their current sales representative and order products through their existing channels.

4.	What should I do if I am contacted by the media or an analyst? Please direct all media calls and investor inquiries to the Investor Relations department.

5.	Who will be working with us on the integration? We have established integration teams who have started integration planning. The teams consist of senior leaders from both companies to oversee the integration planning. We will also appoint functional integration leads to work on planning for specific functions.

6.	Will there be functional redundancies between the organizations? If so, what are the potential dislocations going to look like? Valeant has announced anticipated redundancies in the combination of the two organizations, but also has observed that synergy opportunities exist on both sides. The “best person” approach will be used to determine who fills each function, and Valeant will make final staffing decisions with input from the integration team. More details will be provided as we move ahead with integration planning.

7.	What method will be used to identify the “best person” and what is the time frame? Valeant is committed to making fair and objective decisions in the selection of personnel and will seek to fill positions with the best candidates available. The process to select individuals for the combined company will differ by function. As new information becomes available, we will continue to provide updates.

8.	Will Medicis be making any cuts prior to close? Until the closing we will operate as a separate, independent company and will continue to make business decisions, as appropriate to achieve Medicis’ business goals and directives.

9.	How much will COBRA cost if a participant elects to continue COBRA coverage? COBRA stands for Consolidated Omnibus Budget Reconciliation Act. It was passed by Congress in 1985 as a means for individuals to continue health insurance coverage for a period of time after losing group coverage due to termination of employment. COBRA typically allows the insured and family to maintain coverage for up to 18 months after losing group coverage. The insured must pay the entire cost of the premium unless an employer chooses to subsidize the premium.

For those affected by the transaction, COBRA rates will be subsidized with premiums equal to the “active employee rates” for the length of time of the severance period. For example, under the current Medicis 90/70 plan, an employee (non-smoker) pays $56 per month for employee-only medical plan coverage. That employee would continue to pay $56 per month for his/her COBRA medical coverage during the severance period, and the company would pay the remainder of the premium. At the end of the severance period, the employee would be able to continue the COBRA medical coverage for the remainder of the eligibility period by paying the full COBRA premium. It’s important to note that both the employee contributions and COBRA rates are subject to change based on the upcoming open enrollment period as well as different benefit contribution structures that may be in effect with Valeant after closing. While not detailed in this example, continued coverage for both dental and vision coverage would work in the same manner for employees who are eligible for and elect to continue such coverage under COBRA.

10.	In the event of a termination of employment due to dislocation, will those affected be paid for unused vacation days? The dislocated employee will be paid for any vacation time that they have accrued but not yet taken as of the date of termination.

11.	In the event of a termination of employment due to dislocation, will a dislocated employee be eligible for unemployment? A former employee’s eligibility for unemployment is not determined by an employer. While an employer may be asked to verify certain facts related to an employee’s separation, the determination regarding benefit eligibility is made in accordance with each state’s unemployment regulations. Please contact your state’s unemployment office for more information.

12.	Will we still have the option to cash out vacation time at the end of this year? Yes, employees will be offered the opportunity to cash out up to 40 hours of unused vacation time in November per the PTO policy. For more information or to check eligibility, please contact Payroll.

13.	How will our shares of Medicis stock, stock options, restricted stock or SARs be affected by the transaction? When could we expect to receive the cash value based upon the $44 per share offer price? All unvested equity awards will accelerate and become fully vested upon closing of the transaction, and you will receive a cash payment for the value of your equity awards based on a stock price of $44 per share (less the exercise price of such awards, if any, and less any applicable tax withholdings). Our stock plan administration department will be working to coordinate details as to the process for payment, and we will provide more details once they are available.

14.	How will the merger impact those currently on leave of absence when it takes place? Post-closing, Valeant will assess leave situations on a case by case basis, and the outcome may depend on whether or not the individual on leave of absence will have an opportunity to remain with the company after closing. Decisions will be made by Valeant based on legitimate business reasons; being on a leave of absence will not exclude an employee from consideration for potential job opportunities.

15.	If we have submitted and been approved for Education Reimbursement, will this still be awarded after the fall semester? Classes completed and submitted for reimbursement prior to the close of the transaction will be honored under the Medicis Tuition Reimbursement plan. Reimbursement for courses that are completed after the closing will be subject to Valeant’s policies and procedures regarding tuition assistance benefits. Updates will be provided as appropriate.

16.	What does the merger mean for 2012 cash bonuses? We expect that the total amount of 2012 annual cash bonuses for our employees will be paid, in the aggregate, at the target level, with the actual bonus amount for each particular employee to be determined (based on individual performance) and approved by the Medicis Compensation Committee, and contingent upon the employee remaining employed through the closing date. As more information becomes available, updates will be provided as appropriate. If you are a field-based sales or sales management employee participating in a quarterly-incentive plan, you should already have received information regarding 2012 bonus eligibility.

17.	Will Dysport and Restylane reimbursements be honored until the close of sale? Yes. Product reimbursements will continue to be honored in accordance with the terms and conditions of the Aesthetic Product Employee Reimbursement Program for any product purchased prior to the date of closing.

18.	Will Medicis remain a legal entity, but owned by Valeant? If so, will we legally be considered Medicis employees or Valeant employees? The combined company’s commercial dermatology operations will operate under the name Medicis, a division of Valeant. Additional information will be discussed as part of the integration planning with Valeant. Updates will be provided as appropriate.

19.	Will job descriptions be updated as many of us do far more than what was originally reflected, especially since we have acquired Graceway and other duties/functions? Should we submit updated resumes in the event that Valeant needs to see these prior to deciding who they will or won’t keep? At this time, there is not a need to update or resubmit information. The first phase of integration planning will be approached from a more broad stroke perspective looking at overall organizational groups and opportunities for synergies. If it is determined at a later phase that an updated job description or resume is needed, you will be notified accordingly.

20.	Can we have a copy of our job description? You can obtain a copy of job description by contacting the Human Resources department.

21.	Will the WARN Act apply for any layoffs? All activities related to the proposed acquisition and integration planning have followed, and will continue to follow, all applicable rules and regulations as appropriate. At this point, it is too early to determine whether WARN Act requirements will be initiated.

22.	Will employees be updated in real-time on the progress of the transaction in terms of legal/financial/regulatory review and approval hurdles that have been cleared? We will strive to be as transparent as possible through the integration planning leading up to the anticipated closing. While we may not be able to share everything as it is happening, we hope to update the status regularly.

23.	I read Medicis’ Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) about the meeting of Medicis shareholders on December 7. If shareholders approve the sale, will the transaction close on December 7? The closing of the transaction is subject to customary closing conditions, including, among other things, approval by Medicis’ shareholders and expiration of any applicable regulatory waiting period. At this point, it is too early to determine whether each closing condition will be met as of the date of the shareholders meeting, assuming that the shareholders approve the transaction. However, in the event that all such conditions have been met by the date of the shareholder meeting, then there would be no further obstacles to closing promptly.

24.	I understand that one of the critical closing conditions is the FTC antitrust clearance of the merger. Where are we with that process? Valeant is cooperating closely with the FTC and working to gain antitrust clearance under the HSR Act as soon as possible. We will provide additional information about the FTC review as appropriate.

25.	What is the earliest possible date on which the transaction could close? It is possible that closing could occur promptly following our December 7 shareholder meeting in the event all necessary closing conditions (including antitrust clearance) have been satisfied by that date.

Additional Information About the Merger and Where to Find It

A meeting of the stockholders of Medicis to obtain stockholder approval of the proposed Valeant transaction has been set for December 7, 2012. Medicis has filed with the SEC a preliminary proxy statement and other relevant documents in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Medicis and will contain important information about the proposed transaction and related matters. Medicis stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Medicis, Valeant and the proposed transaction. Free copies of these materials (when they are available) and other documents filed by Medicis with the SEC are available at the SEC’s website at www.sec.gov, at Medicis’ website at www.medicis.com or by sending a written request to Medicis at 7720 North Dobson Road, Scottsdale, Arizona 85256, Attention: Chief Legal Officer.

Participants in the Solicitation

Medicis and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of Medicis in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Medicis’ stockholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2012 and the proxy statement for the Company’s 2012 Annual Meeting of Stockholders filed with the SEC on April 4, 2012.